                              EX-2.5
                              Subscription and Stock Purchase Agreement

                                  SUBSCRIPTION
                                       AND
                            STOCK PURCHASE AGREEMENT

THIS SUBSCRIPTION AND STOCK PURCHASE AGREEMENT ("Agreement") is made and entered into effective as of the 1st day of September, 1997, by and among SUPERSHUTTLE INTERNATIONAL, INC., a Delaware corporation (hereinafter referred to as "SSI"), SHUTTLE EXPRESS, INC., a Maryland corporation (hereinafter referred to as the "Company"), and YELLOW HOLDING, INC., a Maryland corporation (hereinafter referred to as "Yellow").

RECITALS

     The Company is a wholly-owned subsidiary of Yellow and is the sole owner and operator of a licensed SuperShuttle franchise business operating a "SuperShuttle" dedicated shared-ride shuttle van service to and from Baltimore-Washington International Airport pursuant to an exclusive contract with the Maryland Aviation Administration (hereinafter referred to as the "Service").

     The Company and Yellow are desirous of obtaining the management experience and financial resources of SSI for the purpose of improving the management and operation of the Service, and SSI is desirous of acquiring a one-half (1/2) interest in the Company for that purpose.

     The parties have reached an understanding with respect to the issuance to (and purchase by) SSI of so many shares of stock of the Company as shall equal, after issuance, fifty percent (50%) of the authorized, issued and outstanding shares of stock of the Company, upon the terms and conditions contained herein.

                                    AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements and subject to the terms and conditions set forth in this Agreement, the parties agree as follows:

     1.0 Subscription for Shares. SSI hereby subscribes for and, subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and promises contained herein, agrees to purchase 1,000 fully paid and nonassessable shares of Common Stock, par value $1.00 per share, of the Company (the "Shares"), free and clear of all liens, claims, and encumbrances other than as specifically required hereby. Said number of shares equals, after issuance, fifty percent (50%) of the authorized, issued and outstanding shares of Common Stock of the Company. The Company agrees to issue, sell and deliver to SSI the Shares subscribed upon the terms and conditions contained herein.

     2.0 Consideration For Shares. In consideration of and in exchange for the issuance and sale of the Shares to be paid by SSI shall be as follows: SSI agrees to contribute to the capital of the Company on an "as needed basis" such sums of money as are required from to time to adequately find the continued operation and expansion of the Company and Service following the date of this Agreement, not to exceed in total the sum of Seven Hundred Thousand Dollars ($700,000.00).

     3.0 Vehicle Leases; Other Liabilities of the Company.

     3.1 Vehicle Leases. In addition to the aforesaid capital contribution, SSI shall indemnify Yellow for the remaining indebtedness of Yellow on the NationsBank vehicle leases for those vehicles (and those vehicles only) that SSI determines it desires for the Company's continued use in the Service (the "Vehicles"). All other vehicles shall be disposed of by Yellow as Yellow may determine for its sole benefit. Upon payment of the balance of the vehicle leases for the Vehicles, Yellow shall exercise the purchase option (for the sum of One Dollar ($1.00) each) and title to the Vehicles shall be conveyed to the Company.

     3.2 Other Liabilities. All liabilities of the Company, excepting the selected vehicle leases as provided herein above, as of the date hereof, shall be assumed and paid by Yellow. With regard to any current or former key management personnel of the Company as of the date hereof, Yellow shall indemnify SSI and the Company for any liability with respect to said personnel for any claims existing or hereinafter arising based in whole or in part upon matters past or existing as of the date hereof.

     4.0 Representations and Warranties of the Company and Yellow. The Company and Yellow represent and warrant to SSI as follows, and acknowledge and confirm that SSI is relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by SSI or on its behalf.

     4.1. Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, has all of the requisite corporate power and authority and has all of the licenses, permits, authorities and consents that are necessary to own, operate and lease its properties and to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions in which the property owned, leased or operated by the Company or the nature of the business conducted by the Company makes such qualification necessary. The Company is not a party to or subject to any agreement, consent decree or order, or other understanding or arrangement with, or any directive of, any governmental authority or other person which imposes any restriction or otherwise affects in any material way the conduct of its business in any jurisdiction or location. True and accurate copies of the Company's Articles of Incorporation, as amended, and By-laws, as presently in effect, are attached as Schedule 4.1 to this Agreement.

     4.2. Capitalization. The authorized capital of the Company consists solely of 100,000 shares of common stock, $1.00 par value, of which 1,000 shares have been validly issued and are now outstanding, all of which are owned by Yellow. All such shares of capital stock have been validly authorized and issued and are filly paid and nonassessable.

     4.3. Subsidiaries. The Company has no subsidiaries and does not otherwise presently own or control, directly or indirectly, any other corporation, association, or other business entity.

     4.4. Authorization. The Company has all the requisite legal and corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All corporate action on the part of the Company and its officers, directors and stockholders necessary for the authorization, execution, delivery, and performance of all obligations of the Company under this Agreement has been taken. This Agreement, when executed and delivered, shall constitute a legal, valid and binding obligation of the Company and Yellow, enforceable in accordance with its terms.

     4.5. Governmental Consents. Except as set forth in Schedule 4.5, no consent, approval, order, or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the execution, delivery or performance of this Agreement or consummation of the transactions contemplated hereby. Based in part upon the accuracy of the SSI's representations and warranties as set forth in Section 6.1, the sale and issuance of the Shares by SSI in conformity with the terms of this Agreement is exempt from the registration requirements of all applicable federal and state securities laws.

     4.6. Compliance with Other Instruments. The Company will not be, as a result of the execution, delivery or performance of this Agreement, in violation of or default under any provision of its Articles of Incorporation or By-laws, as amended and in effect on the date hereof, or of any provision of any instrument, contract or lease to which it is a party, or of any provision of any federal or state judgment, writ, decree, order, statute, rule, or governmental regulation applicable to the Company.

     4.7. Financial Statements. An unaudited balance sheet and income statement as of and for each of the fiscal years ending December 31, 1996 and December 31, 1995, and an unaudited balance sheet, income statement and statement of cash flows as of and for the period ending July 31, 1997 (collectively, the "Company Financials"), are attached hereto as Schedule 4.7.

     The Company Financials have been prepared by management, are true and correct and fairly present the financial position of the Company as of their respective dates and the results of its operations for the periods then ended and contain all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation. The Company has established a standard system of accounting and has consistently carried out and administered the same. Except to the extent reflected or reserved against or disclosed in the Company Financials, as of their respective dates, the Company has not incurred any material liabilities or obligations of any kind, whether accrued, absolute, contingent or otherwise, which should have been so reflected or reserved against or disclosed (including, without limitation, all liabilities to vendors and customers of the Company).

     4.8 Undisclosed Liabilities. The Company has no liabilities or obligations, either absolute, accrued, contingent or otherwise, which individually or in the aggregate are materially adverse to the financial condition and business of the Company, which (i) have not been reflected in the Company Financials, (ii) have not been described in this Agreement or in any of the Schedules hereto, or (iii) have not been incurred in the ordinary course of business since July 31, 1997, consistent with past practices.

     4.9 Assets of the Company. The assets of the Company consist primarily, in addition to the Vehicles, of the name and good will of the Company, the SuperShuttle franchise license agreement, the contract with Maryland Aviation Administration ("MAA") for the Service, certain office equipment and computer hardware and software, its driver and employee relationships, and other general intangibles. There exist no substantial accounts receivable or cash on hand or in the bank.

     4.10. No Prebillings. The Company has not prebilled or received payment, and the Company will not prebill or receive payment, from any of its accounts for services to be rendered or for expenses to be incurred subsequent to the date hereof; other than in the ordinary course of business, which is not more than $1,000.00.

     4.11. Changes. Except as set forth in Schedule 4.11, since July 31, 1997:

          (a) The Company has not entered into any transaction which was not in the ordinary course of business;

          (b) There has been no adverse change in the condition (financial or otherwise), business, property, assets or liabilities of the Company other than changes in the ordinary course of business, none of which, individually or in the aggregate, has been material;

          (c) There has been no damage to, destruction of or loss of physical property (whether or not covered by insurance) adverse to the business or operations of the Company;

          (d) The Company has not increased the compensation of any of its officers or the rate of pay of their employees as a group, except as part of regular compensation increases in the ordinary course of business;

          (e) There has been no resignation or termination of employment of any key officer or employee of the Company, and the Company does not know of any impending resignation or termination of employment of any such officer or employee that if consummated would have an adverse effect on the business of the Company;

          (f) There has been no labor dispute involving the Company or any of its employees and none is pending or, to the best of the Company's knowledge, threatened;

          (g) There have not been any changes, except in the ordinary course of business, in the contingent obligations of the Company, by way of guaranty, endorsement, indemnity, warranty or otherwise;

          (h) There have not been any loans made by the Company to any of its employees, officers or directors other than travel advances and office advances made in the ordinary course of business;

          (j) There has been no litigation or administrative agency charges or proceedings commenced involving, relating to or affecting the business of the Company; and

          (j) There has been no other event or condition of any character pertaining to and materially adverse to the assets or business of the Company.

     4.12 Title to Assets; Liens, etc. The assets, both real, personal and mixed, tangible and intangible, necessary or useful to the operation of the business of the Company are in good condition and repair, ordinary wear and tear excepted, and suitable for the uses intended. The assets are being maintained in a state of good repair, and, in all respects, comply with and are operated in conformity with all applicable laws, ordinances, regulations, orders, permits and other requirements relating thereto adopted or currently in effect. The Company has good and marketable title to the assets, free and clear of all liens, other than the lien for current taxes not yet due and payable and liens set forth on Schedule 4.12, and except for the vehicle leases with respect to the Vehicles. Schedule 4.12 identifies and sets forth a complete list of each parcel of real estate or interest therein owned or leased by the Company. The buildings and improvements owned or leased by the Company and the uses thereof do not contravene any zoning or building law or ordinance or violate any restrictive covenant. Each lease of real property creates a legal, valid and enforceable leasehold interest in favor of the Company, free and clear of all liens. No default or event of default on the part of the Company, as lessee or mortgagor, as the case may be, exists with respect to any lease or mortgage (and related loan documents) with respect to such real property.

     4.13. Contracts and Obligations. Set forth in Schedule 4.13 is a list of all material written and oral agreements, contracts, indebtedness, liabilities and other obligations to which the Company is a party or by which it is bound which (a) involve transactions or proposed transactions between the Company and its officers, directors, stockholders, affiliates or any affiliate thereof; (b) involve strategic arrangements or cooperation agreements; or (c) involve commitments on behalf of the Company in excess of $10,000 in any twelve-month period. Copies of such written, and summaries of such oral agreements, contracts, indebtedness, liabilities and obligations have been made available for inspection by SSI. All such agreements are legal, valid and binding obligations and are in full force and effect in all respects. Except as set forth in Schedule 4.13, The Company has avoided every condition and has not performed any act the occurrence of which would result in the Company's loss of any right granted under any license, distribution or other agreement.

     4.14 Conflicts of Interest; Transactions with Principals. Except as described in Schedule 4.14, no officer, director or stockholder of the Company and no affiliate (as defined under the Securities Act of 1933, as amended) of any such officer, director or stockholder has, either directly or indirectly,
(a) an interest in any corporation, partnership, proprietorship, association or other person or entity which furnishes or sells services or products to the Company or which purchases services from the Company or whose services are similar to those furnished or sold by the Company, or (b) a beneficial interest in any contract, agreement or commitment to which the Company may be bound, other than Yellow.

     4.15 Outstanding Indebtedness. The Company has no indebtedness for borrowed money (including deferred compensation) which the Company has directly or indirectly created, incurred, assumed or guaranteed, or with respect to which the Company has otherwise become directly or indirectly liable, other than as disclosed in Schedule 4.15 or the Company Financials.

     4.16 Employees. Except as set forth in Schedule 4.16, the Company has no employment contracts with any of its employees which are not terminable at will or any consulting or independent contractor agreements with any individual or entity, and it does not have any collective bargaining agreements covering any of its employees. The Company complied with all applicable federal and state equal employment opportunity laws and other laws related to employment. The Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company, whether as a result of the transactions contemplated hereby or otherwise, nor does the Company have a present intention to terminate the employment of any of the foregoing.

     4.17 Employee Benefit Plans.

     (a) Schedule 4.17 sets forth:

          (i) all "employee welfare benefit plans," as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any other employee benefit arrangements or payroll practices, including, without limitation, sick leave, vacation pay, salary continuation for disability, severance hospitalization, medical insurance, and life insurance programs maintained by the Company or each trade or business under common control with the Company (as determined under Section 4001(b)(l) of ERISA, an "ERISA Affiliate") or to which the Company or any ERISA Affiliate has made contributions during the preceding five (5) years (the "Welfare Plans"); and

          (ii) all "employee pension benefit plans," as defined in Section 3(2) of ERISA, maintained by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate has made contributions during the preceding five (5) years thereunder, including, without limitation, retirement, pension, savings, profit sharing, severance and stock purchase programs (the "Pension Plans"). The Welfare Plans and Pension Plans are hereinafter collectively referred to as the "Employee Benefit Plans."

     (b) No Employee Benefit Plan is required to be qualified under ERISA or other applicable laws. There is no violation of ERISA with respect to the filing of any applicable reports, documents and notices regarding the Employee Benefit Plans with the Secretary of Labor and the Secretary of the Treasury or the furnishing of such documents to the participants or beneficiaries of the Employee Benefit Plans.

     (c) The Company does not maintain retiree life or retiree health insurance plans which provide for continuing benefits or coverage for any participant or any beneficiary of a participant after termination of employment except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA").

     (d) The Company is in compliance with the notice and continuation requirements of COBRA and the regulations thereunder.

     (e) The Company has no formal plan or commitment, whether legally binding or not, to create any additional Employee Benefit Plans or arrangement or modify or change any existing Employee Benefit Plan, which would affect any employee or former employee of the Company.

     (f) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any rights under any of the Employee Benefit Plans becoming exercisable by the holders thereof or result in the creation or vesting of any rights in such holder under any of the Employee Benefit Plans, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any director, officer, employee or former employee of the Company.

     4.18 Taxes. The Company has filed all federal, state, county, local and foreign tax returns, reports and forms for income, excise, social security, property, payroll, unemployment and other taxes which are required to be filed by it ("Tax Returns"). The Company has paid, or adequate provision has been made on the Company Financials for the payment of, all federal, state, county, local and foreign taxes, assessments, levies or duties, howsoever measured or imposed, and related interest and penalties, if any (collectively, "Taxes"). There are no tax examinations or audits underway involving the Company.

     4.19 No Sales or Conveyance Tax Due. No sales, use or other transfer or conveyance taxes are or will become payable by any of the parties to this Agreement as a consequence of the execution, delivery or performance of this Agreement or any other agreements between the parties executed upon the date hereof; other than taxes based upon the net income of the parties.

     4.20 Insurance. All assets of the Company are covered by such fire, casualty, environmental liability and other insurance policies issued by reputable insurers as are customarily obtained to cover comparable properties and assets by businesses in the region in which the assets are located, in amounts, scope and coverage which are reasonable in light of existing conditions. Schedule 4.20 sets forth a list and description of all of the policies of insurance and fidelity or surety bonds carried by the Company, including, but not limited to, fire, liability, product liability, workers' compensation, officers' life, and directors' and officers' liability insurance policies. The Company has not failed to give any notice or present any material claim under any insurance policy in due and timely fashion and all insurance premiums due and payable by the Company in connection with the policies set forth on Schedule 4.20 have been paid. There are no material claims, actions, suits or proceedings arising out of or based upon any of such policies of insurance, and, to the knowledge of the Company, no basis for any such material claim, action, suit or proceeding exists. There are no notices of any pending or threatened terminations or substantial premium increases with respect to any of such policies, and the Company is in compliance with all conditions contained therein.

     4.21 Disposal of Waste. The Company has not disposed, spilled or deposited at any time on any of the properties previously or currently owned or leased by it, nor does it have any knowledge of such disposal, spill or deposit on any of the properties currently owned or leased by it, any "Hazardous Substance" in excess of the corresponding "Reportable Quantity" (as those terms are defined in the Comprehensive Environmental Response compensation and Liability Act, as amended ("CERCLA") or its state or local equivalent), oil or petroleum in excess of 100 kilograms, or "Hazardous Waste" in any quantity (as that term is defined in the Resource Conservation and Recovery Act, as amended, or its state or local equivalent), or disposed, spilled or deposited any Hazardous Substances, oil, petroleum, or Hazardous Waste (collectively, "Materials"), the nature, amount, or concentration of which would enable the United States Environmental Protection Agency or any state regulatory agency to undertake or require the removal or remediation of such Materials.

     4.22. Other Environmental Matters. As to all operations relating to the business of the Company: (a) The Company has complied with all applicable federal, state and local laws, regulations, rulings and guidelines (collectively referred to as "Environmental Laws") in all material respects relating to any Materials used, generated, managed, handled, treated, stored or disposed of at, or moved or transported from, the sites where its business is conducted; (b) The Company has not received any notices that it has been designated as a "Potentially Responsible Party," a "Responsible Party," (as those terms are defined, used or construed pursuant to CERCLA or its state or local counterparts) or a defendant in any action, suit or proceeding pursuant to any Environmental Law; (c) no Materials have been delivered to any site listed by the United States Environmental Protection Agency (i.e., CERCLA) or by any state as a site that actually or potentially requires investigation or remedial action, (d) The Company is not a party to, have received notice of; or is aware of any actual or threatened litigation or administrative proceedings concerning environmental claims or liabilities; and (e) there are no environmental studies or reports in the possession or control of the Company.

     4.23 Compliance With Laws.

     (a) The Company is in full compliance with all laws, rules and regulations applicable to or affecting it or the conduct of its business and has secured all governmental licenses, permits and approvals necessary to its business.

     (b) Other than sales tax licensing, corporate approvals to do business, and the contracts with MAA and the Public Service Commission of Maryland, no government licenses, permits or appraisals are otherwise issued to or relied upon by the Company to conduct its business.

     4.24 Litigation. Except as set forth in Schedule 4.24, there is no action, suit, arbitration, proceeding or investigation pending or threatened against the Company before any court or administrative agency, nor does the Company know or have any reason to know of any basis for any such action, proceeding or investigation. The Company has not received any opinion or memorandum or legal advice or notice from legal counsel to the effect that it is likely, from a legal standpoint, that it will incur any liability which may be material to its business.

     4.25 Full Disclosure; No Misrepresentation. The Company has fully provided SSI with all the information which SSI has requested for deciding whether to enter into this Agreement. Neither this Agreement nor any certificate or Schedule or other information furnished by or on behalf of the Company pursuant to this Agreement contains any untrue statement of a material fact or, when this Agreement and such certificates, Schedules and other information are taken in their entirety, omits to state a material fact necessary to make the statements contained herein or therein not misleading.

     4.26 Validity of Shares. The Shares, when issued, sold and delivered to SSI in accordance with this Agreement for the consideration expressed herein, will be validly issued, fully paid and nonassessable and will be free and clear of all liens.

     5.0 Representations and Warranties of SSI. SSI represents and warrants to Yellow and the Company as follows, and acknowledges and confirms that Yellow and the Company are relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by Yellow or the Company or on their behalf.

     5.1. Organization and Standing. SSI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all of the requisite corporate power and authority and has all of the licenses, permits, authorities and consents that are necessary to own, operate and lease its properties and to carry on its business as now being conducted and as proposed to be conducted. SSI is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions in which the property owned, leased or operated by SSI or the nature of the business conducted by SSI makes such qualification necessary.

     5.2 Authorization. SSI has all the requisite legal and corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All corporate action on the part of SSI and its officers, directors and stockholders necessary for the authorization, execution, delivery, and performance of all obligations of SSI under this Agreement has been taken. This Agreement, when executed and delivered, shall constitute a legal, valid and binding obligation of SSI, enforceable in accordance with its terms.

     5.3 Governmental Consents. No consent, approval, order, or authorization of; or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of SSI in connection with the execution, delivery or performance of this Agreement or consummation of the transactions contemplated hereby.

     5.7 Compliance with Other Instruments. SSI will not be, as a result of the execution, delivery or performance of this Agreement, in violation of or default under any provision of its Articles of Incorporation or By-laws, as amended and in effect on date hereof, or of any provision of any instrument, contract or lease to which it is a party, or of any provision of any federal or state judgment, writ, decree, order, statute, rule, or governmental regulation applicable to SSI.

     6. Private Placement Status; Representations and Warranties of SSI.

     6.1 SSI represents and warrants as follows and acknowledges and confirms that the Company is relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement:

          (a) SSI has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment by it in the Company as contemplated by this Agreement and is able to bear the economic risk of such investment for an indefinite period of time. SSI has been furnished access to such information and documents as it has requested and has been afforded an opportunity to ask questions of and receive answers from representatives of the Company concerning the business and financial condition of the Company and the terms and conditions of this Agreement and the issuance of securities contemplated hereby.

          (b) SSI is acquiring the Shares for investment for its own account and not with a view to, or for resale in connection with, any distribution. SSI understands that the Shares to be issued to SSI hereunder have not been registered under the Act by reason of a specific exemption from the registration provisions of the Act which depends upon, among other things, the accuracy of SSI's representations expressed herein.

          (c) SSI acknowledges that the Shares must be held indefinitely and may not be sold or offered for sale in the absence of an effective registration statement as to such securities under said Act and any applicable state securities laws or an exemption from such registration is available.

          (d) SSI has had an opportunity to discuss the business, management and financial affairs of the Company with their management and an opportunity to review the facilities of the Company. SSI understands that such discussions, as well as the written information provided by the Company, were intended to describe the aspects of the Company's business and prospects which it believes to be material but were not necessarily a thorough or exhaustive description.

     6.2. Legend. Each certificate representing the Shares shall be endorsed with the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (TILE "ACT") OR ANY OTHER SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT

UNDER THE ACT AND OTHER APPLICABLE SECURITIES LAWS COVERING SUCH SECURITIES, OR THE ISSUER RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO IT THAT ANOTHER EXEMPTION FROM REGISTRATION IS AVAILABLE.

     7. Post Closing Agreements. The parties agree that from the date hereof, unless the Buyer otherwise approves:

     7.1 Issuance of Shares; Dividends. (a) Except as provided in (b) below, the Company will not issue, sell or deliver, or authorize the issuance, sale or delivery of; or redeem, any shares of any class of its capital stock or any securities convertible into or exercisable or exchangeable for any such shares, or any warrants, calls, options, stock appreciation rights or other rights calling for the issuance, sale or delivery of any such shares or convertible, exercisable or exchangeable securities.

     (b) The Company will not declare or pay any dividend or make any other distribution with respect to the capital stock of the Company, or redeem, retire or repurchase any of the capital stock of the Company or reclassify or subdivide or authorize the reclassification or subdivision of any the capital stock of the Company.

     7.2 Board Membership. (a) Immediately hereafter, the Company's Board of Directors shall have five (5) members, two (2) of which are to be appointed by each of the shareholders, SSI and Yellow, and the fifth (5th) of which shall be the President of SSI. Either shareholder shall have the right to remove any director designated by that shareholder at any time and for any reason, and a replacement designated by that shareholder shall be immediately elected by the remaining board members. In the event that any designee of a shareholder shall cease to serve as a director for any reason, the Company shall cause the vacancy resulting therefrom to be filled by a designee of such shareholder. Notwithstanding the foregoing, in the event SSI rejects Yellow's exercise of its put option as set forth in the Shareholders Agreement attached hereto as Exhibit C, then Yellow shall have the right to elect the fifth director as provided in said Shareholders Agreement.

     (b) In the event that the Board of Directors of the Company ever designates any of its members as an Executive Committee, SSI and Yellow shall be entitled to designate such number of members of the Executive Committee so that the percentage of members so designated by either SSI or Yellow shall be equal to the percentage of members of the full Board of Directors designated by SSI and Yellow pursuant to this Section 7.2 at that time.

     (c) SSI and Yellow agree to vote their shares of Common Stock in order to effect the board membership requirements or removal rights set forth in this
Section 7.2 If either SSI or Yellow shall refuse to vote its shares of Common Stock in order to effect the board membership requirements or removal rights set forth in this Section 7.2, or shall refuse to give its written consent in lieu of a meeting, thereupon, without further action by either SSI or Yellow, the President or any Vice President of the Company shall be, and hereby is, irrevocably constituted the attorney-in-fact and proxy of SSI or Yellow, as the case may be, for the purpose of voting, and shall vote such shares at such meeting or give such consent, as the case may be, in order to effect the board membership requirements or removal rights set forth in this Section 7.2.

     (d) Except as provided in this Section, the Company shall not change the size of the Board of Directors.

     7.3 Operating Agreement. SSI shall have the primary responsibilities for the day-to-day management of the affairs of the Company and operational control over the Service. The Company and SSI shall enter into a Operating Agreement for the day-to-day management of the affairs of the Company in the form attached hereto as Exhibit A (the "Operating Agreement"). Management fees shall be paid to SSI and Yellow, over and above any compensation to SSI as set forth in the Operating Agreement, on an equal basis to the extent that cash flow and the revenues of the Company permit.

     7.4 Financial Statements. Operating financial statements as provided by SSI in accordance with the Operating Agreement shall be provided to all members of the Company's Board of Directors monthly.

     7.5 Additional Capital Requirements.

     (a) After the payment by SSI of the Subscription price for the Shares, up to but not exceeding $700,000.00, both SSI and Yellow agree to equally make such loans or contributions to the capital of the Company as are necessary (as determined by the Board of Directors of the Company) to the continued management and operation and the Company and Service. In the event the Board of Directors determines that such additional capital is required, SSI and Yellow shall each loan or contribute their share of such additional capital within thirty (30) days of notice of such determination (the "Additional Contribution").

     (b) A failure by either SSI or Yellow to make an Additional Contribution as required in subparagraph (a) above is a "Capital Contribution Default." A Capital Contribution Default shall be subject to the remedies ("Capital Contribution Default Remedies") set forth below. With respect to any Capital Contribution Default, the party that fails to make the required payment is a "Defaulting Shareholder," and the party that has actually paid its Additional Contribution when due is a "Nondefaulting Shareholder."

     (i) Default Loan. A Nondefaulting Shareholder may advance as a recourse loan ("Default Loan") to a Defaulting Shareholder to be paid directly to the Company, all or any portion of an Additional Contribution required of a Defaulting Member. A Default Loan shall bear interest on the unpaid balance at the rate of 18% per annum. The unpaid portion of the Default Loan, together with all accrued but unpaid interest, shall be due and payable in full at any time on written demand. Such Default Loan shall not be deemed to have cured the default of a Defaulting Shareholder but for Company accounting purposes shall be deemed to be a Capital Contribution by the Defaulting Shareholder.

     (ii) Nondefaulting Shareholder's Right to Distributions. If a Defaulting Shareholder has not paid a Default Loan in full prior to a distribution of management fees or other fees, dividends or liquidation proceeds from the Company, then any such amount that would otherwise be distributable to a Defaulting Shareholder shall be paid to the

          Nondefaulting Shareholder who has made the Default Loan to the Defaulting Shareholder until the Nondefaulting Shareholder has received sufficient funds to pay in full all principal, interest and other charges owing on account of the Default Loan. All such distributions received by a Nondefaulting Shareholder in payment of the amounts owing on the Default Loan shall be deemed to have been received by a Defaulting Shareholder.

    (iii) Application of Payments; Evidence of Default Loan. All amounts repaid or deemed repaid on a Default Loan shall be applied first against accrued interest, and then against costs, if any, and finally against principal. A Defaulting Shareholder shall, upon demand by a Nondefaulting Shareholder, execute a promissory note and any additional documents in the form and substance reasonably requested by a Nondefaulting Shareholder to confirm and evidence the Default Loan.

     (iv) In the event a Default Loan is outstanding upon the exercise of the call option, put option or sale of the Company or substantially all of its assets as provided in the Shareholders Agreement attached hereto as Exhibit C, then the amount thereof, including all principal, interest and costs accrued, shall be paid by the Defaulting Shareholder at such time and if Yellow is the Defaulting Shareholder and the call or put option is duly exercised, the Default Loan may be credited against the amount otherwise owed by SSI to Yellow upon such exercise.

     7.6 Fee Upon MAA Contract Renewal. The current service contract, including existing options for extension terms, with the MAA for the Service expires December 31, 2002. In the event that the MAA awards an additional contract to the Company for the Service when the current contract with MAA expires, SSI shall pay the sum of $175,000.00 directly to Yellow.

     7.7 Covenant Not to Compete. SSI and Yellow agree not to compete with the Company with respect to the Service and the parties shall, coincident with the execution hereof, enter into a Non-Competition Agreement in the form attached hereto as Exhibit B (the "Non-Competition Agreement").

     7.8 Shareholders Agreement. Upon the execution hereof, the parties shall enter into a Shareholders Agreement setting forth various rights and options of the parties with respect to the shares of stock in the Company owned or to be owned by SSI and Yellow in the form of Exhibit C attached hereto (the "Shareholders Agreement").

     8. Closing Documents. Upon the execution hereof; the parties shall exchange documents as follows:

     8.1. Delivery by The Company and Yellow. The Company and Yellow shall deliver to SSI:

          (a) A copy of the resolutions duly adopted by the Board of Directors of the Company and Yellow authorizing and approving the execution, delivery and performance of this Agreement, and the execution and delivery of any and all other documents and agreements contemplated hereunder, certified by the Secretary or an Assistant Secretary of the Company or Yellow, as the case may be.

          (b) A stock certificate representing 1,000 shares of the Company's Common Stock, $1.00 par value per share, issued in the name of SSI. The stock certificate shall contain a restrictive legend to the effect that the shares represented by said certificate have not been registered under either the federal or state securities laws and are not transferable except pursuant to an exemption from said securities laws or subsequent registration of said shares as set forth in Section 6.2 above.

          (c) The opinion of counsel to the Company and Yellow to SSI to the following effect:

          (1) The Company, or Yellow as the case may be, is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and is entitled to own its properties and to carry on its business in the places where such properties are located and where such business is being conducted.

          (2) The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action of the Company, or Yellow as the case may be, and this Agreement has been duly executed and delivered by the Company and Yellow and constitutes a valid and binding obligation of the Company and Yellow in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditor's rights and the remedies of specific performance and injunction and other forms of equitable relief which may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. No further corporate authorization or by any other person is necessary with respect to the execution and delivery of this Agreement by the Company or Yellow or their obligations hereunder.

          (3) Except as may be specified by such counsel, they do not know of any litigation, proceeding or governmental investigation pending or threatened against, or relating to, the Company, or Yellow as the case may be, or the their properties or business or the transactions contemplated under this Agreement.

          (4) The shares of the Company's Common Stock to be issued to SSI, when issued, shall be fully paid, non assessable, and validly issued.

          (d) A Certificate of Good Standing as of a recent date issued by the Secretary of the State of Maryland to the effect that the Company, and Yellow as the case may be, is in good standing under the laws of that state.

          (e) The Operating Agreement.

          (f) The Non-Competition Agreement.

          (g) The Shareholders Agreement.

          (h) Written evidence satisfactory to SSI that The Company and Yellow has obtained all necessary governmental or regulatory approvals for the transactions contemplated hereby.

          (i) Such further instruments or documents as SSI or its counsel may reasonably request to assure the effective carrying out of the transactions contemplated hereby.

     8.2. Delivery by SSI. SSI shall deliver to the Company or Yellow:

          (a) A copy of the resolutions duly adopted by the Board of Directors of SSI authorizing and approving the execution, delivery and performance of this Agreement, and the execution and delivery of any and all other documents and agreements contemplated hereunder and thereunder, certified by the Secretary or an Assistant Secretary of SSI.

          (b) The opinion of counsel to SSI to the Company and Yellow to the following effect:

          (1) SSI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is entitled to own its properties and to carry on its business in the places where such properties are located and where such business is being conducted.

          (2) The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action of SSI and this Agreement has been duly executed and delivered by SSI and constitutes a valid and binding obligation of SSI in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditor's rights and the remedies of specific performance and injunction and other forms of equitable relief which may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. No further corporate authorization or by any other person is necessary with respect to the execution and delivery of this Agreement by SSI or its obligations hereunder.

          (3) Except as may be specified by such counsel, they do not know of any litigation, proceeding or governmental investigation pending or threatened against, or relating to, SSI or SSI's properties or business or the transactions contemplated under this Agreement.

          (c) A Certificate of Good Standing as of a recent date issued by the Secretary of State of the State of Delaware to the effect that SSI is in good standing under the laws of that state.

          (d) The Operating Agreement.

          (e) The Non-Competition Agreement.

          (f) The Shareholders Agreement.

          (g) Such further instruments or other documents as The Company or Yellow or their counsel may reasonably request to assure the effective carrying out of the transactions contemplated hereby.

     8.3. Form of Closing Documents. All closing documents shall be in form and substance reasonably satisfactory to counsel for the respective parties.

     8.4 Additional Documents. The parties further agree that at any time subsequent to the date hereof; they will, upon request and at the expense of the requesting party, do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further acts, documents, or assurances as may be required for the better consumation of the transactions contemplated herein.

     9.0 Indemnification.

     9.1 The Yellow. Yellow agrees to and does hereby indemnify, and hold harmless SSI, its directors, officers, employees and agents, against and in respect to any claims, losses, expenses, obligations and liabilities, including reasonable attorney's fees, which arise or result from or relate to any breach of or failure by The Company or Yellow to perform any of their warranties, representations, guarantees, commitments, covenants, or conditions under this Agreement, including, but without limitation, loss or liability from any and all liabilities of the Company (other than the vehicle leases with respect to the Vehicles) existing on or before the date hereof in accordance with Section 3.2 above.

     9.2 SSI. SSI agrees to and hereby indemnifies and holds harmless Yellow, its officers, directors, employees and agents, against and in respect to any claims, losses, expenses, costs, obligations and liabilities, including reasonable attorney's fees, which Yellow may incur or suffer by reason of a breach of or failure by the SSI to perform any of its warranties, representations, guarantees, commitments or covenants in this Agreement, or by reason of any act or omission of SSI subsequent to the date hereof which constitutes a breach or default hereunder.

     10.0 Agreement Expenses. Each of the parties shall bear its own expenses in connection with the transactions covered or contemplated by this Agreement, and each represents and warrants to the other that there is no broker, agent or other person entitled to compensation or a fee in connection with this Agreement or with the transactions contemplated hereby, except such fees or compensations as each of the parties is hereby representing and warranting that it is exclusively liable to pay.

     11. Benefits of this Agreement. Nothing in this Agreement shall be construed to give any benefits to any person (including, without limiting the generality of the foregoing, any present or former employee of the Company) or corporation or other entity, other than Yellow, the Company, and SSI, and this Agreement shall be for the sole and exclusive benefit of Yellow, the Company, and SSI.

     12. Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the successors, heirs, executors, administrators and permitted assigns of the parties hereto. This Agreement may not be assigned by any of the parties hereto without the prior written consent of the other parties.

     13. Notices. Any notice from one party to the other shall be deemed given when delivered to, or on the day after being sent by a nationally recognized overnight courier service addressed to, the person at the address listed below or to such other person and/or address as may be designated from time to time in writing:

To SSI:                              SuperShuttle International, Inc.
                                     4610 S. 35th Street
                                     Phoenix, Arizona 85040
                                     Attn: Brian Wier, President

With a copy to:                      Oman, Schulenburg & Politan, P.L.C.
                                     4801 E. Greenway Road
                                     Scottsdale, AZ 85254
                                     Attn: Steven P. Oman, Esq.

To Company:                          Shuffle Express, Inc.
                                     508 DiGuilian Blvd.
                                     Glen Burnie, Maryland 21061
                                     Attn: Marty Haynes

With a copy to:                      Moldawer & Marshall, P.C.
                                     30 Courthouse Square, Suite 300
                                     Rockville, Maryland 20850
                                     Attn: Alan B. Moldawer, Esq.

To Yellow:                           Yellow Holding, Inc.
                                     2100 Huntingdon Avenue
                                     Baltimore, Maryland 21211
                                     Attn: Terry Oates

With a copy to:                      Moldawer & Marshall, P.C.
                                     30 Courthouse Square, Suite 300
                                     Rockville, Maryland 20850
                                     Attn: Alan B. Moldawer, Esq.

     14. Severability. In the event any covenant, condition or other provision of this Agreement is held to be invalid or unenforceable by a final judgment of a court of competent jurisdiction, then such covenant, condition or other provision shall be automatically terminated and performance thereof waived, and such invalidity or unenforceability shall in no way affect any of the other covenants, conditions or provisions hereof; and the parties hereto shall negotiate in good faith to agree to such amendments, modifications or supplements of or to this Agreement or such other appropriate actions as, to the maximum extent practicable, shall implement and give effect to the intentions of the parties as reflected herein.

     15. Entire Agreement. This Agreement and any other additional agreements contemplated herein contain all of the terms agreed upon by the parties with respect to the subject matter hereof and thereof and there are no representations or understandings between the parties except as provided herein and therein. This Agreement may not be amended or modified in any way except by a written amendment to this Agreement duly executed by the parties.

     16. Waiver. No waiver of a breach of or default under, any provision of this Agreement shall be deemed a waiver of such provision or of any subsequent breach or default of the same or similar nature or of any other provision or condition of this Agreement.

     17. Applicable Law. This Agreement shall be governed by and construed (both as to validity and performance) and enforced in accordance with the laws of the State of Maryland.

     18. Attorneys' Fees. In any action brought to enforce the provisions of this Agreement, the prevailing party shall be entitled to recover its attorneys' fees and costs as determined by the court and not the jury.

     19. Equitable Relief. The parties agree that the remedies at law for any breach of the terms of this Agreement are inadequate. Accordingly, the parties consent and agree that an injunction may be issued to restrain any breach or alleged breach of such provisions. The parties agree that terms of this Agreement shall be enforceable by a decree of specific performance. Such remedies shall be cumulative and not exclusive, and shall be in addition to any other remedies which the parties may have at law or in equity.

     20. Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument, but all of such counterparts taken together shall be deemed to constitute one and the same instrument. No party shall be bound until each party has signed at least one (1) such counterpart.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in their respective names as of the day and year first above written.


SHUTTLE EXPRESS, INC.
a Maryland corporation



By: /s/ ILLEGIBLE
   ---------------------
  Its:  President
      ------------------

YELLOW HOLDING, INC.
a Maryland corporation



By: /s/ ILLEGIBLE
   ---------------------
  Its:  President
      ------------------


SUPERSHUTTLE INTERNATIONAL, INC.
a Delaware corporation


By: /s/ Tom LaVay
   ---------------------
  Its:  CFO/Treasurer
      ------------------